Exhibit 99.1

Agape ATP Corporation Announces US$1 Million Share Repurchase Plan

KUALA LUMPUR, 22 November 2023 – AGAPE ATP Corporation (NASDAQ: ATPC) (“ATPC” or the “Company”) announced that on November 17, 2023, its board of directors has authorized a share repurchase plan under which the Company may repurchase up to US$1 million of its shares over the next 6 months. The board of directors have also approved the appointment of Network 1 Financial Securities as the broker to execute the repurchase on behalf of ATPC.

The share repurchases may be made from time to time in the open market transactions, in privately negotiated transactions, in block trades and/or through other legally permissible means, depending on market conditions and in accordance with applicable securities laws and regulations, including Rule 10b-18 under the Securities Exchange Act of 1934, as amended. The Company expects to fund repurchases made under this plan from its existing funds. The manner, timing and amount of the share repurchases made pursuant to the program will be decided by the Company’s management based on its evaluation of various factors, including the trading price of the Company’s ordinary stocks, market and economic conditions, regulatory requirements and other corporate considerations. This repurchase authorization does not obligate the Company to acquire any specific number of shares or securities and may be modified, suspended or discontinued at any time. ATPC’s board of directors will review the share repurchase plan periodically, and may authorize adjustment of its terms and size.

About Agape ATP Corporation

AGAPE ATP CORPORATION is a company primarily operating in ASEAN region that supplies wellness products and health solution advisory services, including supplements to assist in cell metabolism, detoxification, blood circulation, anti-aging and products designed to improve the overall health system of the human body.

Safe Harbor Statement

Certain statements in this announcement are forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties and are based on the Company’s current expectations and projections about future events that the Company believes may affect its financial condition, results of operations, business strategy and financial needs. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results in the Company’s registration statement and other filings with the SEC, which are available for review at www.sec.gov.

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